Exhibit 99.1

NEWS RELEASE

CTI Industries Corporation Reports

Third Quarter and Nine Months Results

And Fourth Quarter Prospects

FOR IMMEDIATE RELEASE

Monday, November 14, 2016

LAKE BARRINGTON, IL, November 14, 2016 – CTI Industries Corporation (CTIB – NASDAQ Capital Market), a manufacturer and marketer of novelty balloon products, flexible packaging and storage products, home container and organizing products and laminated films, today announced results of operations for the third quarter 2016 and for the nine months ended September 30, 2016, and certain guidance for the fourth quarter.

For the quarter, the Company had net sales of $13,476,000 and incurred a net loss of ($180,000), or Five Cents ($.05) per share, compared to net sales of $14,881,000 and net income of $209,000, or Six Cents ($.06) per share for the third quarter 2015. For the nine months ended September 30, 2016, the Company has had net sales of $42,832,000 and has incurred a loss of ($257,000), or Seven Cents ($.07) per share.

John Schwan, Chief Executive Officer, reported: “The difference between results in the third quarter 2016 and 2015 was attributable to a shortfall in the sales of vacuum sealing products and latex balloons in the third quarter. We fully expect to more than make up for that shortfall in the fourth quarter. We are experiencing very strong sales in our vacuum sealing product line, novelty balloon products and home container line in the fourth quarter. In fact, with the revenues we are now generating and anticipate for the balance of the fourth quarter, we expect that we will have record sales in the fourth quarter and for the year and will report strong profits both for the fourth quarter and for the full year.”

Key Factors and Trends

The Company has experienced strong growth in the sales of foil balloons during the third quarter and the nine month period. Net sales of foil balloons in the third quarter this year were $6,178,000 compared to $5,253,000 in the same period last year, an increase of 17.6%. For the nine months ended September 30, 2016, net sales of foil balloons were $20,540,000, compared to $18,607,000 in the same period last year, an increase of 10.4%. The increase in the revenues from the sale of foil balloons has occurred in the United States, the United Kingdom and in Europe. The increase in sales included increases both to our principal customers and to a variety of other customers in all of these markets.

Revenues in our home organizing product line continued to improve, increasing in the third quarter by almost 15% from $1,121,000 in the third quarter last year to $1,288,000 in the third quarter this year. For the nine months, sales in this line have increased by 57.7% over the same period last year, from $2,690,000 last year to $4,243,000 for the nine months this year.

Revenues from vacuum sealing products were down in the third quarter and for the year. In part, this was due to the fact that we ceased sales of zippered pouches to a customer for that product line this year. Sales of our branded vacuum sealing system products were down from $3,137,000 in the third quarter last year to $2,594,000 this year. However, we believe the decline in the quarter was in anticipation of major fourth quarter sales and deliveries to a principal retail chain customer which we are now experiencing during the fourth quarter. We have already received orders for branded vacuum sealing products for the fourth quarter exceeding $8 million and anticipate that our sales of that product line will reach at least $17 million for all of 2016 compared to 2015 sales in that line of $10,624,000.

Our revenues from the sale of latex balloons were down 28% in the third quarter this year, from $2,613,000 in the third quarter last year to $1,875,000 this year. For the nine months, sales of latex balloon products have been down 14.4%, from $7,221,000 for that period last year to $6,182,000 this year. The decline in revenues we have experienced this year to date are attributable to several factors. The biggest factor has been the decline in the value of the Peso to the Dollar which has resulted in a lower Dollar value of sales denominated in Pesos and also has resulted in a decline in margins since the latex raw material is purchased in Dollars. Our production was down somewhat this year due to efforts to build a new production machine which will be fully functioning during the fourth quarter. We do anticipate that revenues will improve in the fourth quarter due to the introduction of this new production equipment.

About CTI

CTI Industries Corporation, headquartered in Lake Barrington, Illinois, designs, develops, produces, markets and sells lines of foil balloons, vacuum sealing machines, pouches and related items for the storage of food and other household items, latex balloons, home containers and organizing products and commercial film products. CTI markets its products throughout the United States, Canada, Mexico, the United Kingdom and Europe and in Latin America.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. The Company’s actual results and future developments could differ materially from the results or developments expressed in, or implied by these forward-looking statements. Factors that could cause results to differ from those contemplated by such forward looking statements, include, but are not limited to, product demand and market acceptance, competition, cost and availability of raw materials, new technology or product developments and other risks identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CONTACT:

Investor Relations

Stan Brown, 847-620-1330

sbrown@ctiindustries.com

CTI Industries Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2016	*December 31, 2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents (VIE $111,000 and $82,000, respectively)	$623,880	$346,404
Accounts receivable, net (VIE $54,000 and $4,000 respectively)	10,180,931	11,410,999
Inventories, net (VIE $1,292,000 and $1,264,000, respectively)	22,942,341	17,869,911
Other current assets (VIE $68,000 and $50,000, respectively)	2,551,425	2,809,857
Total current assets	36,298,577	32,437,171

Property, plant and equipment, net (VIE $120,000 and $462,000, respectively)	5,518,964	6,553,556
Other assets (VIE $487,000 and $486,000, respectively)	3,179,588	2,814,242

Total Assets	$44,997,129	$41,804,969

Liabilities & Equity
Total current liabilities (VIE $1,644,000 and $1,696,000, respectively)	$24,968,593	$20,200,676
Long term debt, less current maturities (VIE $357,000 and $10,000, respectively)	8,226,417	9,015,270
CTI Industries Corporation stockholders' equity	12,480,243	12,787,487
Noncontrolling interest	(678,124)	(198,464)

Total Liabilities & Equity	$44,997,129	$41,804,969

*	The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$13,476,157	$14,880,820	$42,831,655	$43,476,981
Cost of sales	10,064,066	10,775,500	31,661,039	31,863,004

Gross profit	3,412,091	4,105,320	11,170,616	11,613,977

Operating expenses	3,339,670	3,392,474	10,248,758	9,731,738

Income from operations	72,421	712,846	921,858	1,882,239

Other (expense) income:
Net Interest expense	(311,026)	(345,008)	(1,253,556)	(1,037,166)
Other	9,663	43,932	77,341	47,230

Net (loss) income before taxes	(228,942)	411,770	(254,357)	892,303

Income tax expense	(28,655)	161,280	(16,804)	386,514

Net (loss) income	(200,287)	250,490	(237,553)	505,789

Less: Net (loss) income attributable to noncontrolling interest	(19,812)	41,237	19,089	(39,754)

Net (loss) income attributable to CTI Industries Corporation	$(180,475)	$209,253	$(256,642)	$545,543

Net (loss) income applicable to common shares	$(180,475)	$209,253	$(256,642)	$545,543

Other Comprehensive (Loss)
Foreign currency adjustment	(236,133)	(547,475)	(840,144)	(1,009,986)
Comprehensive (loss)	$(416,608)	$(338,222)	$(1,096,786)	$(464,443)

Basic (loss) income per common share	$(0.05)	$0.06	$(0.07)	$0.17

Diluted (loss) income per common share	$(0.05)	$0.06	$(0.07)	$0.16

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	3,541,582	3,301,116	3,541,582	3,301,116

Diluted	3,714,239	3,446,808	3,703,732	3,447,938